                                                                     EXHIBIT 4.2


                              IWC SERVICES, INC.

              12% SENIOR SUBORDINATED NOTE DUE DECEMBER 31, 2000

                             DATED: MARCH 19, 1997

     IWC Services, Inc., a Texas corporation (hereinafter called the "Company," which term includes any successor corporation) for value received, hereby
promises to pay to                   , or registered assigns (the "Holder"), the
principal sum of                       Dollars ($          ) ("Principal
Amount"), on, or before, December 31, 2000 (the "Maturity Date"). Interest on the Principal Amount shall accrue at the rate of 12% per annum and shall be payable semi-annually on June 30 and December 31 of each year until the Maturity Date. On the Maturity Date, the Principal Amount and all accrued and unpaid interest thereon, shall be payable. The Maturity Date may be extended at the option of the Company as provided herein for up to two periods of six months each (the "Extended Maturity Period"). Interest on the Principal Amount shall accrue at the rate of 14% per annum during any Extended Maturity Period. If the Maturity Date of this Note is extended, the entire Principal Amount plus all accrued but unpaid interest thereon shall be due and payable in full on the last day of such Extended Maturity Period ("Extended Maturity Date").

   Reference is made to the further provisions of this Note on the following 10 pages attached hereto and sequentially numbered, which are incorporated herein for all purposes, and shall have the same effect as if set forth at this place. This Note is one of a series of 12% Senior Subordinated Notes being offered and sold by the Company.

   IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.

Attest: [Seal]                         IWC Services, Inc.

_________________________________      ___________________________________
Secretary                              By: Its:


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                                    Page 1
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                              IWC SERVICES, INC.

              12% SENIOR SUBORDINATED NOTE DUE DECEMBER 31, 2000

THESE SECURITIES (THE "SECURITIES") HAVE BEEN (I) ACQUIRED FOR INVESTMENT; (II) ISSUED AND SOLD IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS OF VARIOUS STATES; AND (III) ISSUED AND SOLD IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "ACT") PROVIDED BY SECTION 4(2) OF THE ACT. THE SECURITIES CANNOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO (A) AN EFFECTIVE REGISTRATION UNDER THE ACT OR ANY TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE ACT; AND
(B) EVIDENCE SATISFACTORY TO THE ISSUER OF COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO RELY UPON AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

1.   INTEREST.

     IWC Services, Inc. a Texas corporation (the "Company"),promises to pay interest on the Principal Amount of this Note at the rate of 12% per annum until the Principal Amount hereof is paid in full. To the extent it is lawful, the Company promises to pay interest on any interest payment due but unpaid on such Principal Amount at a rate of 12% per annum.

     Interest on the Principal Amount shall accrue from the date of issuance of this Note, and all accrued but unpaid interest on the Principal Amount shall be payable by the Company on December 31, 2000 (the "Maturity Date"). Interest on the Principal Amount shall be payable by the Company on June 30 and December 31 of each year until the Maturity Date. If the Maturity Date of this Note is extended as provided in Section 2 hereof, interest on the Principal Amount shall accrue from the first day of the Extended Maturity Period, as defined in
Section 2 hereof, at the rate of 14% per annum and shall be paid on the last day of the Ex-tended Maturity Period (the "Extended Maturity Date"). interest will be computed on the basis of a 360-day year of twelve 30-day months.

     It is the intention of the parties hereto to comply with all applicable usury laws, if any; accordingly, it is agreed that notwithstanding any provision to the contrary in this Note, no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess interest in such respect is provided for, or shall be adjudicated to be so provided for in this Note or in any of the documents securing payment hereof or otherwise relating hereto, then in such event:

(a) The provisions of this paragraph shall govern and control;

(b) Neither the Company nor its legal representatives, successors or assigns, or any other party liable for the payment hereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount permitted by law:

(c) Any such excess which may have been collected shall be, at the Holder's option, either applied as a credit against the then unpaid principal amount hereof or refunded to the Company; and

(d) The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction.

     In the event of default in the making of any payment herein provided, either of principal or interest, or in the event the entirety of this Note is declared due, interest shall accrue at the rate of eighteen percent (18%) or the maximum amount allowable under applicable law, whichever is less. In the event of default hereunder and this Note is placed in the hands of


                           Senior Subordinated Note
an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through the probate court or bankruptcy proceedings, the Company agrees to pay reasonable attorney's fees along with all expenses of collection.

2.   MATURITY.

     The Principal Amount of this Note, together with all accrued but unpaid interest thereon shall be due and payable in full to the Holder hereof at the Holder's address as set forth on the books of the Company on the Maturity Date. The Company may at its option extend the Maturity Date for up to two periods of six months each (the "Extended Maturity Period") by delivering written notice of such extension to the Holder hereof at least 30 days prior to the Maturity Date or the Extended Maturity Date, whichever is applicable. If the Maturity Date of this Note is extended, the entire Principal Amount plus all accrued but unpaid interest thereon shall be due and payable in full on the Extended Maturity Date.

3.   METHOD OF PAYMENT.

     The Company shall pay the Principal Amount of and all accrued but unpaid interest on this Note to the person who is the registered Holder at the close of business on the Maturity Date or the Extended Maturity Date, whichever is applicable. The Holder must surrender this Note to the Company to collect the Principal Amount and interest thereon. Except as provided below, the Company shall pay the Principal Amount of and interest on the Note in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts ('U.S. Legal Tender"). However, the Company may pay the Principal Amount of and interest on the Note by wire transfer of federal funds or by its check payable in such U.S. Legal Tender. The Company shall deliver any Principal Amount and interest payment to the person in whose name this Note (or one or more predecessor Notes) is registered on the Maturity Date or an Extended Maturity Date, whichever is applicable.

4.   UNSECURED OBLIGATION.

     This Note and the other Notes which are part of this series are unsecured general obligations of the Company.

5.   SUBORDINATION.

     Upon liquidation or reorganization of the Company, the Notes will be senior in right of payment to payments with respect to Common Stock of the Company and payments with respect to any preferred stock or other class of capital stock that the Company may authorize and issue.

     The Notes will be subordinated and junior in right of payment to all Senior Indebtedness of the Company. Senior indebtedness is defined to include all bank indebtedness of the Company, whether outstanding currently or hereafter created, unless by the terms of the instrument creating or evidencing such indebtedness, it is provided that such indebtedness is not senior in right of payment to the Notes. In the event of any dissolution, winding-up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise, the holders of Senior indebtedness then outstanding will be entitled to receive payment in full of all such Senior Indebtedness before the holders of the Notes are entitled to receive any payment on account of the Principal Amount or interest on the Notes. Such subordination will not prevent the occurrence of an Event of Default.

     As of December 31, 1996, the Company had no Senior indebtedness outstanding.

6.   PERSONS DEEMED OWNERS.

     The Company and any agent of the Company may treat the registered Holder of this Note as the owner of the Note for all purposes. Ownership of the Note is conditioned upon the owner or prospective owner thereof having


                           Senior Subordinated Note
provided to the Company definitive written information concerning such ownership.

7.   AMENDMENT: SUPPLEMENT: WAIVER.

     Subject to certain exceptions, the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without the consent of any Holder, the Company may amend or supplement the Notes to, among other things, cure any ambiguity, defect or inconsistency (provided such amendment or supplement does not adversely affect the rights of any Holder of a Note), and notice of such amendment or supplement shall be given to each Holder.

8.   COVENANTS.

     So long as any Principal Amount of this Note is outstanding, the Company shall perform where required, or refrain from performing where prohibited, each of the actions listed below:

     CORPORATE EXISTENCE. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate or other existence of each of its subsidiaries in accordance with the respective organizational documents of each of them; provided ' ed, however, that the Company shall not be required to preserve any such existence if (a) the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and (b) the loss thereof is not disadvantageous in any material respect to the Holders of the Notes. The Company will not engage in any business if, as a result thereof, the general nature of the business that would then be engaged in by the Company would be substantially changed from the general nature of the business currently engaged m by the Company.

     COMPLIANCE WITH LAWS. The Company shall comply in all material respects with all applicable laws, statutes and governmental regulations and with all applicable orders, rules, rulings, certificates, licenses, regulations and decrees (collectively "Laws") and shall pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligations which, if unpaid, might become a lien, charge or encumbrance against any of its properties, except Laws contested in good faith and liabilities being contested in good faith and against which adequate reserves have been established.

     MAINTENANCE OF PROPERTY AND INSURANCE. The Company shall maintain or shall insure in commercially reasonable amounts in favor of the Company its tangible properties and assets in good repair, working order and condition, ordinary wear and tear excepted, so far as is necessary or advantageous to the proper carrying on of its business and operations and shall make or shall cause to be made all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

     PROHIBITION OF FUNDAMENTAL CHANGES. The Company shall not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), consolidate with, or merge with or into, or convey, sell, lease or transfer or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its business, property or tangible or intangible assets, whether now owned or hereafter acquired, to another corporation unless (a) the successor corporation is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, (b) the successor corporation (if other than the Company) assumes all of the obligations of the Company under the Notes, and (c) immediately after giving effect to such transaction (I) no Event of Default shall have occurred and be continuing and
(ii) the net worth of the successor corporation is not less than that of the Company immediately prior to such merger consolidation or transfer.

     LIMITATION ON DIVIDENDS AND RESTRICTED PAYMENTS. The Company shall not declare or pay any dividends on or make any payment on account of or set apart assets for a sinking or other analogous fund for the purchase redemption retirement or other acquisition of shares of any class of capital stock of the Company whether now or hereafter outstanding or make any other distribution in respect thereof either directly or indirectly whether in cash or property or in obligations of the Company or any of its subsidiaries.


                           Senior Subordinated Notes

     LIMITATION ON COMPENSATION. The Company shall not increase the compensation payable to any employee unless such compensation is reasonable and consistent with the Company s past practices and existing policies or is pursuant to an existing agreement with such employee.

     NOTICE REGARDING ABSENCE OF DEFAULTS. When requested the Company shall furnish to the Holder hereof a written statement that there does not exist any default hereunder. Promptly (but in any event within five business days) after the discovery or receipt of notice of any default under this Note any default under any material agreement to which the Company is a party or any other material adverse event or circumstance affecting the Company (including the filing of any material litigation against the Company or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced) the Company shall furnish to the Holder hereof an officer's certificate specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto.

     FINANCIAL INFORMATION. The Company shall provide the Holder of this Note with (a) unaudited quarterly financial statements of the Company and its subsidiaries within forty-five (45) days after the end of each fiscal quarter;
(b) fiscal year financial statements of the Company audited by a national accounting firm within ninety (90) days after the end of each fiscal year; and
(c) such other financial information of the Company and its subsidiaries as the Holder reasonably requests provided such financial information is prepared by the Company in the ordinary course.

     LIMITATION ON AFFILIATE TRANSACTIONS. Neither the Company nor any of its subsidiaries shall enter into an Affiliate Transaction (as defined below) unless the Board of Directors m good faith determines that me terms of such Affiliate Transaction are fair to the Company or such subsidiary. For purposes of this paragraph the term "Affiliate Transaction" means a transaction between the Company or its subsidiary and one of its officers or directors or any shareholder of the Company who holds five percent or more of the issued and outstanding shares of the Company s Common Stock.

9.   SUCCESSORS.

     When a successor assumes all the obligations of its predecessor under the Notes, the predecessor will be released from those obligations.

10.  DEFAULTS AND REMEDIES.

     "Event of Default." wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the failure by the Company to pay interest upon the Note as and when the same becomes due and payable, and the continuance of such failure for 30 days;

(b) the failure by the Company to pay all or any part of the Principal Amount of the Note when and as the same becomes due and payable on the Maturity Date, on the Extended Maturity Date, if applicable, upon acceleration, or otherwise;

(c) a material breach by the Company of any covenant or agreement of the Company contained in this Note if such failure continues for a period of 30 days after the earlier to occur of (i) written notice of such failure has been delivered to the Company, or (ii) the day on which the Company first obtains knowledge of such default;

(d) a material breach by the Company of any representation or warranty made by the Company in this Note if such breach continues for a period of 30 days after written notice of such breach has been delivered to the Company;


                           Senior Subordinated Note

(e) a default or defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, whether such indebtedness now exists or shall hereafter be created, which shall have resulted m indebtedness in the outstanding principal amount of at least $100,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled.

(f) the entry by a court or courts of competent jurisdiction of a final judgment or final judgments for the payment of money against the Company which remain undischarged for a period (during which execution shall not be effectively stayed, the posting of any required bond not being deemed an execution for purposes hereof) of 30 days after all rights to appeal have been exhausted, provided that the aggregate amount of all such judgments exceeds $100,000;

(g) the entry by a court having jurisdiction in the premises of (I) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly fled a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of their respective property, or ordering the winding up or liquidation of affairs, and the continuance of any such decree or order for relief or any such other decree or order current and in effect for a period of 90 consecutive days; or

(h) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent to the entry of a decree or order for relief in respect of the Company m an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the fling of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making of an assignment for the benefit of creditors, or the admission in writing of inability to pay debts generally as they become due, or the taking of corporate action by the Company m furtherance of any such action.

     A Default under clause (g) above is not an Event of Default until the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Event of Default, and the Company does not cure the Event of Default within 60 days after receipt of the notice. The notice must specify the Event of Default, demand that it be remedied and state that the notice is a "Notice of Default."

     If an Event of Default shall occur and be continuing, the holders of a minimum of 25 % in aggregate principal amount of the Notes then outstanding may declare the Principal Amount of and all accrued but unpaid interest on all Notes to be immediately due and payable in full.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding (exclusive of Notes held by the Company and its Affiliates) shall have the right to determine the time, method and place of conducting any proceeding for any remedy available to the Holders of the Notes, but the Holder of any Note has the right to receive payment of the principal amount of and interest on such Note on the Maturity Date or Extended Maturity Date, whichever is applicable, and to institute suit for the enforcement of any such payment. The holders of a majority in aggregate principal amount of the Notes then outstanding (exclusive of Notes held by the Company and its Affiliates) may waive any default and its consequences under the Notes, except a default in the payment of the principal amount of, or interest on any Note; provided, however, that Holders of at least 75 % of the aggregate principal amount of the Notes then outstanding (exclusive of Notes held by the Company and its Affiliates) may consent to the extension of any payment for up to two periods of six months each after any Extended Maturity Period.


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                                    Page 6

     If the Company does not close an initial public offering of its Common Stock, or a business combination transaction involving the Company and a publicly-held corporation whose shares are traded in the over-the-counter market or on an established securities exchange, for any reason whatsoever prior to the Maturity Date or the Extended Maturity Date, whichever is applicable, and the Principal Amount of and accrued but unpaid interest on the Notes are not paid in full on or before the Maturity Date or the Extended Maturity Date, whichever is applicable, then a representative of the Holders of all outstanding Notes will have the right to appoint one member to the Company's Board of Directors and to maintain that directorship until the earlier of (i) the closing of an initial public offering of Common Stock by the Company, (ii) a business combination transaction involving the Company and a publicly-held corporation whose shares are traded in the over-the-counter market or on an established securities exchange, or (iii) payment of the entire Principal Amount of and accrued but unpaid interest on the Notes.

11.  NO RECOURSE AGAINST OTHERS.

     No stockholder, director, officer, employee or incorporator, as such, past, present or future, of the Company or any successor corporation shall have any personal liability for any obligation of the Company under the Notes or for any claim based on, m respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such personal liability. The waiver and release are part of the consideration for the issuance of the Notes.

12.  REPRESENTATIONS AND WARRANTIES OF COMPANY.

     The Company hereby represents and warrants to the Holder of this Note that the following statements are correct and complete as of the date hereof except as set forth therein:

     ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority necessary to carry on its business as it is now being conducted and is duly licensed as a foreign corporation to do business in each jurisdiction in which the nature of its business or its activities or the character or ownership of its properties makes such licensing or qualification necessary. The Company is not in default under or in violation of any provision of its charter or bylaws.

     CAPITALIZATION. The capital stock that the Company is authorized to issue consists of 30,000,000 shares, consisting of 25,000,000 shares of common stock, $.0l par value per share (the "Common Stock") and 5,000,000 shares of such preferred stock, $.Ol par value per share ("Preferred Stock") as the Board of Directors may from time to time authorize and issue. As of December 12, 1996, a total of 5,000,000 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. As of December 12, 1996, the Company had granted its employees options to acquire an aggregate of 500,000 shares of Common Stock.

     AUTHORITY; NO BREACH. The Company has the requisite power and authority to execute, deliver and perform this Note. The execution and delivery of this Note does not violate any provisions of the constituent documents of the Company, nor any provisions of, or result in the acceleration of, any obligation under any indenture, mortgage, lien, lease, agreement, license, permit, rule, regulation, statute or any other agreement or instrument, to which the Company is a party, or by which it is bound. This Note has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application at the time in effect relating to or affecting the rights of creditors generally.

     FINANCIAL STATEMENTS. The financial statements of the Company are true and correct in all material respects, fairly present the financial position of the Company at the dates indicated therein and the results of operations for the Company for the periods indicated therein, and were prepared in accordance with generally accepted accounting principles consistently applied.


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                                    Page 7

     TITLE TO ASSETS. The Company holds good title to all of its property, free and clear of any liens, claims, charges, exceptions or encumbrances, except for liabilities disclosed in the Company's financial statements or incurred in the ordinary course of business. All inventories, supplies, equipment, furniture and other assets currently used by or useful to the Company in the ordinary course of business by the Company are in good operating condition, reasonable wear and tear excepted, and perform the function for which they were intended.

     LITIGATION OR CLAIMS. The Company is not a party to any litigation, proceeding, governmental investigation or other proceeding pending or, to the best of the Company's knowledge or its officers, threatened against or relating to the Company or its properties or business, or the issuance of the Notes, and, so far as is known to the Company or its officers, no basis for any such action exists. Litigation or a proceeding or other matter will be deemed to have been "threatened" if any demand or statement has been made orally or in writing to the Company or any officer with respect thereto.

     EMPLOYEES, LABOR CONTRACTS AND EMPLOYEE BENEFIT PLANS. To the best of the Company's knowledge, no executive, key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. AU of the Company's employees have entered into written Employment Agreements that require such employees to devote substantially all of their business time to the affairs of the Company, establish standards of conduct, prohibit competition with the Company during their term, expressly affirm the Company's rights respecting the ownership and disclosure of confidential information, provide for acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement by the covered employee or the Company. The Company has not received any claims in the nature of worker's compensation claims or employment discrimination in the last two years. The Company is not a party to any written or oral contract with any labor union.

     SUBSEQUENT EVENTS TO MOST RECENT FINANCIAL STATEMENT. Except as disclosed in the Company's Private Placement Memorandum dated December 12, 1996, since September 30, 1996, the Company has not (a) incurred any material obligation or liability (absolute, accrued, contingent or otherwise) related to its business;
(b) experienced any material adverse change in its business; (c) sold or transferred any of its property used in connection with its business, or canceled any debts or claims or waived any rights related to its business, except in the ordinary course of business; (d) increased the compensation of any officer employee, consultant or agent; (e) authorized any capital expenditures in excess of $10,000 in the aggregate; (f) entered into any agreements regarding the foregoing or any others material transaction in connection with the business; or (g) experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the properties, assets or business used in connection with the business, or experienced any other material adverse change in the assets or business of the Company.

TAXES.

(a) The Company has fled all of the tax returns that it is required to file.
    All such tax returns were correct and complete in all respects and all taxes owed by the Company (whether or not shown on any tax return) have been paid. The Company is currently under no extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets that arose in connection with any failure (or alleged failure) to pay any tax.

(b) The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) Neither the Company nor any director or officer (or employee responsible for tax matters) has any reason to believe that any authority proposes to assess any additional taxes for any period for which tax returns have been fled. There is w dispute or claim concerning any tax liability of the Company either (a) claimed or raised by any authority in writing, or (b) proposed to which the Company and the directors and officers (or employee


                           Senior Subordinated Note
    responsible for tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. No tax returns fled by the Company are currently the subject of an audit nor, to the best of the Company's knowledge, are being proposed for an audit.

(d) The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to any tax assessment or deficiency. The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280(G) of the Code. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(C)(2) of the Code. T he Company is not a party to any tax allocation or tax sharing agreement, and the Company has no liability for the taxes of any other person as a transferee or successor, by contract or otherwise.

     INSURANCE. The Company is now and in the past has been covered by insurance in scope and amount customary and reasonable for its business. With respect to each such insurance policy, (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms throughout the term of the Notes; (c) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (d) no party to the policy has repudiated any provision thereof.

     COMPLIANCE WITH LAWS. The Company has complied with the applicable provisions of all laws and no notice of any pending inspection or violation of any law has been received by the Company.

     COBRA. The Company is in compliance with the continuation of coverage requirements of COBRA.

     LICENSES AND APPROVALS. The Company has obtained all licenses, permits and approvals necessary to operate its business, each of which is currently in full force and effect, and the issuance of this Note and the Notes will not conflict with or result in termination of such licenses and approvals.

     CONSENTS. The Company has obtained all consents and approvals from third parties necessary for the issuance of the Notes and no additional consents or approvals are required.

     INTELLECTUAL PROPERLY. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, no claim is pending or, to the best of the Company's knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and there is no basis for any such claim (whether or not pending or threatened).

13.  ABBREVIATIONS AND DEFINED TERMS.

     Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN ( = joint tenants with right of survivorship and not as tenants m common), CUST ( = Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).  Additional abbreviations may also be used though not in the above list.


                           Senior Subordinated Note

14.  ISSUANCE OF COMMON STOCK WARRANTS.

     As additional consideration for the purchase of the Notes, the Company is granting to each of the Holders of the Notes detachable Common Stock Warrants to purchase that number of shares of the Company's Common Stock determined by dividing the aggregate Principal Amount of Notes purchased by such Holder by the exercise price for the shares of Common Stock subject to purchase under the Warrants, which shall be either (I) one-half of the per share offering price for Common Stock sold by the Company in an underwritten initial public offering, or
(ii) one-half of the average closing bid price of the Common Stock of the Company during the 90-day period commencing 60 days after the closing of a business combination transaction involving the Company and a publicly-held corporation whose shares are traded in the over-the-counter market or on an established securities exchange. In the event that the Maturity Date of the Notes is extended by the Company as provided in Section 2 hereof, each of the Holders will be granted additional Warrants to purchase that number of shares of Common Stock equal to 50% of the number of shares of Common Stock purchasable under the Warrants.


                           Senior Subordinated Note
                                    Page 10